As filed with the Securities and Exchange Commission on February 25, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Casa Systems, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	75-3108867
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

100 Old River Road Andover, Massachusetts	01810
(Address of Principal Executive Offices)	(Zip Code)

2017 Stock Incentive Plan

(Full title of the plan)

Jerry Guo

President, Chief Executive Officer and Chairman

Casa Systems, Inc.

100 Old River Road

Andover, Massachusetts 01810

(Name and address of agent for service)

(978) 688-6706

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.001 par value per share	6,705,782 shares(3)	$8.99	$60,284,980	$6,577.09

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”) that may from time to time be offered or issued under the Casa Systems, Inc. 2017 Stock Incentive Plan (the “2017 Plan”) to prevent dilution resulting from stock splits, stock dividends, recapitalization or similar transactions effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock..

(2)

Estimated solely for purposes of determining the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low sale prices of the Registrant’s common stock as reported on The NASDAQ Global Select Market on February 23, 2021.

(3)

Represents the cumulative total of automatic increases on January 1, 2019, and January 1, 2020, to the number of shares available for issuance under the 2017 Plan, in accordance with the automatic annual increase provision of the 2017 Plan. Shares available for issuance under the 2017 Plan were previously registered on Form S-8 filed with the Securities and Exchange Commission on December 15, 2017 (File No. 333-222073).

STATEMENT OF INCORPORATION BY REFERENCE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed for the purpose of registering an additional 6,705,782 shares of common stock, $0.001 par value per share (the “Common Stock”), of Casa Systems, Inc. (the “Registrant”), which have been authorized and reserved for issuance under the Registrant’s 2017 Stock Incentive Plan (the “2017 Plan”). The content of the Registrant’s registration statement on Form S-8 filed with the SEC on December 15, 2017 (File No. 333-222073) relating to the 2017 Plan is incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

Number	Description

4.1

Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38324), filed with the Commission on December 19, 2017).

4.2	Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-38324), filed with the Commission on December 19, 2017).

4.3

Specimen Stock Certificate evidencing the shares of common stock (incorporated herein by reference to Exhibit 4.1 to the registration statement on Form S-1/A (File No. 333-221658), as amended, initially filed with the Commission on December 4, 2017).

5.1*	Opinion of Goodwin Procter LLP, counsel to the Registrant

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm

23.2*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.3*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1*	Power of attorney (included on the signature page)

99.1

2017 Stock Incentive Plan (incorporated by reference to Exhibit 10.12 to the Registrant’s Registration Statement on Form S-1 (File No. 333-221658) filed with the Securities and Exchange Commission on November 17, 2017).

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Andover, Commonwealth of Massachusetts, on this 25th day of February 2021.

CASA SYSTEMS, INC.

By:	/s/ Jerry Guo
Jerry Guo
President, Chief Executive Officer and Chairman

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Jerry Guo and Scott Bruckner as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Jerry Guo	President, Chief Executive Officer and Chairman	February 25, 2021
Jerry Guo	(Principal Executive Officer)

/s/ Scott Bruckner	Chief Financial Officer	February 25, 2021
Scott Bruckner	(Principal Financial Officer)

/s/ Matthew Slepian	VP and Corporate Controller	February 25, 2021
Matthew Slepian	(Principal Accounting Officer)

/s/ Lucy Xie	Senior Vice President of Operations and Director	February 25, 2021
Lucy Xie

/s/ Susana D’Emic	Director	February 25, 2021
Susana D’Emic

/s/ Bruce R. Evans	Director	February 18, 2021
Bruce R. Evans

/s/ Michael T. Hayashi	Director	February 18, 2021
Michael T. Hayashi

/s/ Daniel S. Mead	Director	February 22, 2021
Daniel S. Mead

/s/ Bill Styslinger	Director	February 18, 2021
Bill Styslinger